Exhibit 99.2

EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation and Amortization, although other items in addition to these are sometimes excluded to calculate EBITDA. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance in our industry. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. We believe the nearest comparable GAAP measure to EBITDA is our Net Loss, and we have presented below a reconciliation of the two measures.

	Three-month period ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non-Guarantor)	Consolidating Entries	Consolidated
EBITDA	$(250)	$—	$17,177	$17,177	$2,033	$(243)	$18,717
Depreciation and amortization	(748)	—	(15,490)	(15,490)	(13,884)	—	(30,122)
Interest income (expense), net	(12,247)	377	(1,770)	(1,393)	(11,521)	—	(25,161)
Gain on sale of assets	—	—	3	3	—	31	34
Income tax benefit	531	—	—	—	—	—	531
Equity in income (losses) of unconsolidated subsidiaries	(23,211)	186	(23,372)	(23,186)	—	49,117	2,720
Discontinued operations, net	—	(117)	—	(117)	—	243	126

Net income (loss)	$(35,925)	$446	$(23,452)	$(23,006)	$(23,372)	$49,148	$(33,155)

	Three-month period ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non-Guarantor)	Consolidating Entries	Consolidated
EBITDA	$(737)	$—	$7,780	$7,780	$(404,294)	$(305)	$(397,556)
Depreciation and amortization	(886)	—	(16,473)	(16,473)	(14,282)	—	(31,641)
Interest income (expense), net	(10,097)	326	(2,357)	(2,031)	(8,801)	—	(20,929)
Gain on sale of assets	(1)	—	(10)	(10)	—	—	(11)
Income tax benefit	—	—	—	—	(4,504)	4,504	—
Equity in income (losses) of unconsolidated subsidiaries	(443,255)	92	(431,881)	(431,789)	—	873,613	(1,431)
Discontinued operations, net	—	695	—	695	—	305	1,000

Net income (loss)	$(454,976)	$1,113	$(442,941)	$(441,828)	$(431,881)	$878,117	$(450,568)

	Year ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non-Guarantor)	Consolidating Entries	Consolidated
EBITDA	$(2,338)	$—	$51,146	$51,146	$(713)	$(1,006)	$47,089
Depreciation and amortization	(2,758)	—	(61,795)	(61,795)	(54,635)	—	(119,188)
Interest income (expense), net	(44,225)	1,418	(7,827)	(6,409)	(40,181)	—	(90,815)
Gain on sale of assets	—	—	12	12	(31)	31	12
Income tax benefit	531	—	—	—	—	—	531
Equity in income (losses) of unconsolidated subsidiaries	(113,248)	392	(95,560)	(95,168)	—	211,327	2,911
Discontinued operations, net	—	1,500	—	1,500	—	1,006	2,506

Net income (loss)	$(162,038)	$3,310	$(114,024)	$(110,714)	$(95,560)	$211,358	$(156,954)

	Year ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non-Guarantor)	Consolidating Entries	Consolidated
EBITDA	$(4,143)	$—	$6,231	$6,231	$(411,033)	$(2,068)	$(411,013)
Depreciation and amortization	(4,820)	—	(59,406)	(59,406)	(44,313)	—	(108,539)
Interest income (expense), net	(37,480)	912	(8,612)	(7,700)	(26,151)	—	(71,331)
Gain on sale of assets	7	—	(4)	(4)	—	—	3
Income tax benefit	781	—	—	—	—	—	781
Equity in income (losses) of unconsolidated subsidiaries	(544,618)	447	(481,497)	(481,050)	—	1,025,017	(651)
Discontinued operations, net	—	6,204	—	6,204	—	2,068	8,272

Net income (loss)	$(590,273)	$7,563	$(543,288)	$(535,725)	$(481,497)	$1,025,017	$(582,478)